                                                                  EXHIBIT (e)(2)

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT


          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of July 11, 2000, between CHIREX INC., a Delaware corporation (the "Company"), and Michael A. Griffith ("Executive").
--------                              ---------


                                    RECITALS
                                    --------


          The Company wishes to continue to employ Executive as Chairman of its Board of Directors and its Chief Executive Officer. The parties hereto desire to set forth in writing the terms of Executive's employment relationship with the Company.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.  Employment.
                ----------

            (a) The Company hereby agrees to continue its employment of Executive to render exclusive and full time services to the Company as Chairman of its Board of Directors and its Chief Executive Officer and to perform such other duties commensurate with such office as he shall reasonably be directed by the Board of Directors of the Company.

            (b) Executive hereby accepts such employment and agrees to render the services described above to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive further agrees to accept election and to serve during all or any part of the term of this Agreement as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor, other than that specified in this Agreement or as otherwise determined by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be.


            (c) The duties to be performed by Executive hereunder shall be performed primarily at the principal office of the Company at 300 Atlantic Street, Stamford, Connecticut, subject to reasonable travel requirements on behalf of the Company.


            2.  Term of Employment. The employment period of Executive by the
                ------------------
  Company shall commence on July 11, 2000 and end on July 11, 2003 (the "Initial Term") unless further extended or sooner terminated as hereinafter provided. Executive may terminate his employment during the Initial Term with six months written notice to the Company. Commencing on July 11, 2003, and each July 11 thereafter, the term of Executive's employment shall automatically be extended for one additional year to, respectively, July 11, 2004, and each July 11 thereafter, unless, not later than six months prior to the end of any renewal term, either party hereunder shall have given notice to the other party that it does not wish to extend this Agreement. If the Company gives Executive notice that it does not wish to extend this Agreement during the Initial Term or any renewal term, Executive shall be entitled to the severance payments provided in Section 4(d) hereof. As used herein the "Employment
                                                                 ----------
  Period" shall refer to the Initial Term and any renewal term of Executive's
  ------
  employment with the Company.

            3.  Base Salary and Benefits.
                ------------------------

            (a) During the Employment Period, Executive's base salary shall be $300,000 per annum or such higher rate as the Company may designate from time to time (the "Base Salary"), which salary shall be payable in regular
                -----------
  installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible.

            (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

            (c) In addition to the Base Salary, Executive shall be eligible to receive a bonus payable at the end of each fiscal year during the Employment Period, which bonus shall be based upon the Company's operating results during such year and upon Executive achieving defined specific goals and objectives
  during the twelve months prior to review.   Notwithstanding the foregoing, in
  no event shall the bonus paid to Executive for each calendar year during the Initial Term and any renewal term be less than fifty percent (50%) of Executive's then effective Base Salary. Such 50% bonus shall be considered guaranteed.

            (d) Executive may be awarded, from time to time, additional compensation (such as stock options, stock appreciation rights, performance shares, restricted stock or unrestricted stock) pursuant to the Company's 1997 Stock Incentive Plan or any additional or replacement incentive compensation program established for the key employees of the Company. Any awards under such programs shall be at such levels or in such amounts as the Board of Directors deems, in its sole discretion, appropriate for the position occupied by Executive and his performance therein. Subject to Section 4 herein, the terms, conditions and rights with respect to any such grants will be subject to the actual provisions and conditions applicable to such plans.



            4.  Termination and Change of Control
                ---------------------------------

            (a) If the Executive shall die during the Employment Period, this Agreement shall terminate, except that (i) Executive's surviving spouse or, if none, his estate, shall be entitled to receive Executive's compensation (including bonus) to the last day of the third calendar month following the date of his death; and (ii) such termination shall not affect any rights which Executive may have at the time of his death pursuant to any insurance or other death benefit, retirement, stock option or other plans or arrangements of the Company or of any subsidiary or affiliate of the Company, which rights shall continue to be governed by the provisions of such plans and arrangements.

            (b) At the sole discretion of the Board of Directors, Executive may be terminated if the Executive is disabled (as defined below) and shall have been absent from his duties with the Company on a full time basis for one hundred and eighty (180) consecutive days, and , within thirty (30) days after written notice by the Company to do so, the Executive shall not have returned to the performance of his duties hereunder on a full time basis. In the event of such termination, the Company shall make to Executive the payments specified in Section 4(d). As used herein, the term "disabled" shall (i) mean
                                                        --------
  that Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position, or (ii) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to the Executive.

            (c) The Company may, by notice to Executive, terminate Executive's employment hereunder for cause. As used herein, "cause" shall mean (i) the
                                                    -----
  conviction of Executive of a felony or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) Executive's voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds in the course of his employment; or (iii) the willful refusal to carry out specific directions of the Board of Directors, which directions shall be consistent with the provisions hereof; or (iv) Executive's committing any act of gross negligence or intentional misconduct in the performance or non-performance of his duties as an employee of the Company; or (v) any material breach by the Executive of any material provision of his Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Executive). For purposes of this Section 4(c), no act or failure to act on Executive's part shall be considered to be reason for termination for cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company.

            (d) Executive's employment may be terminated at any time by the Company without cause; provided, however, that in such event Executive shall be entitled to receive (so long as he executes and delivers the Company's standard form of release), (i) 300% of Executive's then effective annual Base Salary, and (ii) a cash allowance for outplacement pursuant to the Company's U.S Outplacement Policy; provided, however, that if such termination occurs
                           -----------------
  within 90 days of a Change in Control (as defined below), Executive shall instead be entitled to receive the amounts referred to in Section 4(e). The foregoing amounts shall be payable in one lump sum payment within ten (10) days after Executive's last day of active employment. In addition, Executive shall be entitled to continue participation in the Company's health and other welfare benefit plans for a period of up to one year or until Executive is covered by a successor employer's benefit plans, whichever is sooner.

            (e) If (i) Executive's employment is terminated pursuant to subsections (a), (b), (d), (e) or (g) of this Section 4; or (ii) a "Change in Control" of the Company (as defined in Section 4(f) below) occurs, then, in either case, all stock options, restricted stock, deferred compensation and similar benefits which have not yet become vested on the date of termination or the date of a Change in Control, as the case shall be, will become vested upon such event, and

  Executive shall be permitted to exercise all such rights in accordance with the administrative provisions of those plans, and in the case of a Change of Control, whether or not Executive remains employed with the Company or terminates his employment in accordance with this subsection (e). If a Change in Control event involves a tender offer for all or part of the Company's shares, the vesting date for stock options and restricted stock pursuant to this subsection (e) shall be a date which permits Executive to participate in such tender offer with such stock options or restricted shares. In addition, if a Change in Control occurs, Executive may, after such Change in Control, terminate his employment with the Company for any reason within the period prior to the expiry of ninety (90) days immediately following such Change in Control, in which event Executive shall be entitled to receive the following:
  (i) a lump sum payment within five days of such termination of employment, in the amount of three (3) times the sum of (x) the Executive's Base Salary and
  (y) 50% of the Executive's Base Salary; and (ii) continuation, for a period of two years after the date of such termination of employment, for the benefit of the Executive and his immediate family, of all welfare benefits (including but not limited to medical, health and hospitalization, dental, life and disability insurance benefits) provided to the Executive and his immediate family on the date immediately prior to the Change in Control. For purposes of clarity, in the event that the Executive receives benefits pursuant to this
  Section 4(e), he shall not be eligible to receive benefits under Section 4(d) or Section 4(g) of this Agreement (but he shall be eligible for such other rights as are described elsewhere in this Agreement).

            (f) For purposes of this Agreement, a "Change in Control" of the
                                                   -----------------
  Company shall be deemed to have occurred if: (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of
  1934) becomes the beneficial owner, directly or indirectly, of Company securities representing 30% or more of the capital stock of the Company; or
  (ii) individuals who constitute the Company's Board of Directors as of the date of this Agreement (the "Incumbent Board") cease for any reason to
                               --------- -----
  constitute at least a majority thereof, provided, however, that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least 51% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for the purpose of this clause (ii), considered as though such person were a member of the Incumbent Board; or (iii) the Company's shareholders approve a merger or consolidation (where in either case the Company is not the survivor thereof) in which shareholders of the Company cease to own at least 80% of the surviving entity's voting power, or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation of the Company.

            (g) Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by
  Section 1(a) hereof, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) any failure by the Company to comply with any of the provisions of Section 3 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (iii) the Company's requiring Executive to be based at any office or location other than as provided in Section 1(c) hereof; (iv) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement; or (v) any failure by the Company to obtain an express assumption of this Agreement by a successor as required pursuant to Section 15 hereof. For purposes of this Section 4(g), any good faith determination of "Good Reason" made by Executive shall be conclusive. Upon any termination pursuant to this subsection (g), Executive shall be entitled to the payment specified in Section 4(d) hereof and to the other rights described therein (subject to his compliance therewith).

            (h) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(h) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (i) Subject to the provisions of Section 4(h), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this
  Section 4 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

            5. Confidential Information.
               ------------------------

            (a) Executive acknowledges and agrees that the information, observations and data obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any other subsidiary ("Confidential Information") are the property of the Company or
               ------------------------
  such subsidiary. Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade "know-how" secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of the Company, learned by him prior to or after the date of this Agreement, and not to disclose them to anyone outside the Company, either during or after his employment with the Company, except
  (i) in the course of performing his duties hereunder; (ii) with the Company's express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 10 hereof), and, at the Company's expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit the Company to intervene and participate with counsel of its own choice in any related proceeding.

            (b) Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary which he may then possess or have under his control.

            6.  Inventions and Patents.  Executive acknowledges that all
                ----------------------
  inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or its predecessor and its subsidiaries ("Work
                                                                          ----
  Product") belong to the Company or such subsidiary.  Executive shall promptly
  -------
  disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after his employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

            7.  Indemnification.  The Company will indemnify Executive and his
                ---------------
  legal representatives, to the fullest extent permitted by the laws of the State of Delaware and the existing by-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of him being or having been a director or officer of the Company or of any of its subsidiaries or affiliates or actions taken purportedly on behalf of the Company or of any of its subsidiaries or affiliates.

            8.  Non-Compete, Non-Solicitation.
                -----------------------------

            (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during his employment with the Company he has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its predecessors and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries.
  Therefore, Executive agrees that, during the Employment Period and for one year thereafter (the "Noncompete Period"), he shall not, directly or
                        -----------------
  indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

            (b) During the Noncompete Period, Executive shall not, directly or indirectly, through another entity (i) induce or attempt to induce any employee or director of the Company or any subsidiary to leave the employ or board of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee or director thereof, (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

            (c) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 8 are reasonable.

            (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 8, the Noncompete Period shall be extended until such breach or violation has been duly cured.

            9.  Executive's Representations.  Executive hereby represents and
                ---------------------------
  warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and
  (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

            10.  Notices.  Any notice provided for in this Agreement shall be in
                 -------
  writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:


          Notices to Executive:    Michael A. Griffith
          --------------------     [REDACTED]





          Notices to the Company:   ChiRex Inc.
          ----------------------    300 Atlantic Street
                                    Suite 402
                                    Stamford, Connecticut 06901
                                    (203) 351-2300 (Phone)
                                    (203) 425-9996 (Fax)
                                    Attention: Vice President, General Counsel

          11.  Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          12.  Complete Agreement.  This Agreement constitutes the complete
               ------------------
agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          13.  No Strict Construction.  The language used in this Agreement
               ----------------------
shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          14.  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          15.  Successors and Assigns.  This Agreement is intended to bind and
               ----------------------
inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written
consent of the Company.   The Company will require any successor to all or
substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          16.  Choice of Law.  All issues and questions concerning the
               -------------
construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

          17.  Amendment and Waiver.  The provisions of this Agreement may be
               --------------------
amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          18.  Arbitration.  Any controversy or claim arising out of or relating
               -----------
to this Agreement, the making, interpretation or the breach thereof, other than
(a) a claim solely for injunctive relief for any alleged breach of the provisions of Sections 5 and/or 8 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction; and
(b) the determination of Excise Tax and Gross-Up Payment pursuant to Section 4 herein; shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if he elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

          19.  Legal Fees and Expenses.  The Company shall reimburse Executive
               -----------------------
for all reasonable legal fees and expenses incurred by Executive in connection with (a) review and/or any claims made regarding the Company's determination of Excise Tax and Gross-Up Amount pursuant to Section 4 herein, or (b) any arbitration proceeding brought under this Agreement pursuant to Section 18.

          20.  No Mitigation or Set-Off.  The provisions of this Agreement are
               ------------------------
not intended to, nor shall they be construed to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise. The Company's obligations to make the payments to Executive required under this Agreement, and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

                        * * * * * * * * * * * * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    CHIREX INC.
                                    By the Compensation Committee of its
                                    Board of Directors:


                                    /s/ David K. Stevenson
                                    -------------------------------
                                    David K. Stevenson


                                    /s/ W. Dieter Zander
                                    -------------------------------
                                    W. Dieter Zander



                                    /s/ Michael A. Griffith
                                    -----------------------------
                                    Michael A. Griffith